Exhibit 99.1

IX Acquisition Corp. Announces

Third Extension of Deadline to Complete Initial Business Combination

New York, NY, June 9, 2023 -- IX Acquisition Corp. (Nasdaq: IXAQ) (“IXAQ” or the “Company”) announced today that its board of directors (the “Board”) has decided to extend the date by which the Company must consummate an initial business combination (the “Deadline Date”) from June 12, 2023 for an additional month, to July 12, 2023. This is the third of twelve potential one-month extensions of the Deadline Date available to the Company pursuant to its Amended and Restated Memorandum and Articles of Association. IXAQ further announced that on or before June 12, 2023, IX Acquisition Sponsor LLC will deposit $160,000 into IXAQ’s trust account in connection with this extension.

About IX Acquisition Corp.

IX Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. For more information, please visit https://www.ixacq.com.

Contacts

For investor and media inquiries:

contact@ixacq.com